Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

This agreement is made on the 28th day of March, 2017 between Iradimed Corporation, a Delaware corporation, having offices at 1025 Willa Springs Dr., Winter Springs, Florida (“Iradimed” or “Company”), and John K. McCreery (“Executive”).

WITNESSETH:

WHEREAS, Iradimed desires to employ Executive upon the terms and conditions hereinafter stated, and;

WHEREAS, Executive wishes to be employed by Iradimed on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound thereby, Iradimed and Executive agree as follows:

1.              Employment.  Iradimed shall employ Executive, and Executive hereby accepts employment by Iradimed, for the period and upon the terms and conditions contained in this Agreement, beginning in April 2017, with the exact day of April 2017 (Hire Date) to be determined during April 2017.

2.              Title and Duties.  Executive is being hired to serve Iradimed as Chief Operating Officer (COO).  Executive will report to the President and shall have such authority and responsibilities as delegated or assigned from time to time by the President.  Executive will have primary and overall responsibility over operational departments of Iradimed including the manufacturing, regulatory, materials, facility, and engineering departments.  Executive shall apply his extensive knowledge in operations management, engineering, and computer science, while meeting production, regulatory, revenue and profit goals.

3.              Term.  This Agreement shall commence as of the date hereof and shall continue until terminated in accordance with Sections 7 and 8 below.

4.              Policies.  Except as provided herein, Executive shall be covered by and agrees to comply with all Iradimed policies on the same terms as are applicable to other full-time executives.

5.              Extent of Services.  Executive shall devote his entire business and professional time and attention to the business of Iradimed.  Executive shall assume and perform his duties faithfully and with due diligence.  Executive shall not engage in any other

McCreery Employment Agreement

occupation or business activity for the duration of this Agreement without the prior written consent of Iradimed, which consent shall be given or withheld at Iradimed’s sole discretion.

6.              Compensation.

(a)              Base Salary.  The Company shall pay Executive a minimum annual salary of two hundred thousand dollars ($200,000), or in the event of any portion of a year, a pro rata amount of such annual salary.  Executive’s salary will be payable as earned in accordance with the Company’s customary payroll practice.  Executive shall also be entitled to a merit increase based on his base salary and subsequent to performance review, on his anniversary date beginning December 30, 2018 and each year thereafter while Executive is employed by the Company.

(b)              Annual Bonus.  Beginning the fiscal year ending December 31, 2017, Executive will be eligible to receive cash bonus compensation based upon attaining specific goals as assigned by the President and overall profitability of the Company and with consideration of any special situations which the Executive may have demonstrated exemplary performance materially resulting in benefit to the Company, and the like.  Annual Bonus potential shall be 30% of the Executive’s then prevailing annual base salary.

(c)               Equity Compensation.  The Company shall provide Executive with a restricted stock unit award (RSU) that will be subject to the terms and conditions of the Iradimed Restricted Stock Unit Agreement executed by Executive and Company.  The initial restricted stock unit grant will be awarded on the Hire Date having a value of $550,000 with the number of shares needed to attain such amount determined by the price of Iradimed publicly traded stock at the market close the day preceding the day of grant.  Future equity compensation shall be periodically awarded at the Board of Directors discretion and per demonstrated merit.

(d)              Signing Bonus.  Executive shall be awarded a ‘signing’ bonus of $30,000 during the thirty days following having executed this agreement, and upon the finalization of the Hire Date of paragraph one, and having reported for full time on site work.  Should Executive depart employment, for any reason other than Termination Without Cause, during the first year, a pro-rata amount of the Signing Bonus shall be returned to Iradimed.

(e)               Moving Expense Allowance.  As Executive shall relocate from North Carolina, Iradimed shall re-reimburse Executive for cost of transporting household and personal belongings, up to six Thousand dollars ($6,000).

(f)                Benefits.  Executive will be eligible to participate in Iradimed employee benefit plans that apply to all executive employees generally, including without limitation, deferred compensation, health and dental insurance programs, 401(k) plan, and fifteen (15) days of annual paid personal leave (vacation).

7.              Termination By Iradimed.

(a)              Termination For Cause.  Iradimed may terminate Executive’s employment hereunder for “Cause” upon:  (a) any material breach of this Agreement; (b) any gross negligence or willful misconduct by Executive in the performance of his duties as an Iradimed employee; (c) Executive’s commission of a felony under the laws of the United States or any state thereof; (d) Executive’s commission or participation in any act of fraud, embezzlement or dishonesty; (e) Executive’s willful breach of an Iradimed policy; or (f) Executive’s inability to effectively perform his duties as COO.  Executive shall not be terminated under subparagraphs (a), (e) or (f) herein, unless he has received written notice of such breach from the Company’s President, has had an opportunity to respond to the notice, and has failed substantially, where possible, to cure such breach within thirty (30) calendar days of such notice.

(b)              Termination, Without Cause.  In the event Iradimed terminates Executive’s employment hereunder for any reason other than Cause, such termination shall be deemed “Without Cause.”

8.              Termination By Executive.

(a)              Termination for Good Reason.  Executive may terminate his employment hereunder by tendering his resignation to Iradimed. Unless otherwise consented to in writing by Executive, a resignation by Executive shall be for “Good Reason,” where such resignation is tendered within sixty (60) days following: (a) a reduction in Executive’s minimum salary; (b) a significant diminution of Executive’s authority; or (c) the relocation of Executive’s place of employment outside of a fifty (50) mile radius from its present location.  For purposes of this Agreement, significant diminution of authority is recognized as notification to Executive of a change in status, position, responsibilities, or any adverse change to compensation which is not broadly applied to management in the Company, which, in Executive’s reasonable judgment, represents a material adverse change from his status, position or responsibility.  Prior to accepting Executive’s resignation for any of the reasons set forth in this paragraph, the Company shall have an opportunity to rectify the matter that gave rise to Executive’s resignation. If the matter is not rectified within fifteen (15) days, Executive’s resignation shall be deemed accepted by the Company.

(b)              Resignation in connection with a Control Transaction.  A resignation of Executive shall also be for “Good Reason” where such resignation is tendered within sixty (60) days following any of the events listed below and such event occurs within twelve (12) months following a Control Transaction as defined in Section 8(c):

(i)                                     an assignment to Executive of any duties inconsistent with, or a significant change in the nature or scope of Executive’s authority or duties from, those held by Executive immediately prior to the Control Transaction;

(ii)                                  a reduction in Executive’s annual salary or bonus program in effect immediately prior to the Control Transaction;

(iii)                               the relocation of Executive’s place of employment outside of a fifty (50) mile radius from its present location;

(iv)                              the failure to provide Executive with a number of paid personal leave days at least equal to the number of paid personal leave days to which he was entitled in the last full calendar year prior to the Control Transaction;

(v)                                 the failure to provide Executive with substantially the same fringe benefits that were provided to Executive immediately prior to the Control Transaction, or with a package of fringe benefits that, though one or more of such benefits may vary from those in effect immediately prior to the Control Transaction, is, in Executive’s opinion, substantially at least as beneficial to Executive in all material respects to such fringe benefits taken as a whole.

(c)               Control Transaction.  In this Agreement, a “Control Transaction” means a change in control of the Company defined as a transfer of ownership of more than 50% of the outstanding shares of the Company’s stock.  However, whereas the Company’s Chairman and CEO controls more than 50% directly and through various Susi Dynasty Trusts, any title changes that result from financial and/or estate planning by and between the Chairman/CEO and such trusts will not be considered as Control Transaction(s) leading to a change of control.

9.              Disability.  If, during the term of this Agreement, Executive becomes disabled such that he is not able to effectively discharge his duties under this Agreement, with or without reasonable accommodation, for a period of six (6) continuous months, Iradimed’s obligations under this Agreement shall cease, except that Executive may participate in any Iradimed-provided group disability benefits in accordance with the terms of those plans.

10.       Consequences of Termination.

(a)              Termination Compensation

(i)                                     In the event that Iradimed terminates Executive’s employment hereunder Without Cause or Executive resigns from Iradimed with Good Reason, then Iradimed shall pay to Executive the full amount of any earned but unpaid Base Salary through the date of termination, his accrued and unused vacation leave as of the last day worked, his approved business expenses, the full amount of any unpaid cash bonus awarded for any fiscal years prior to the date of termination and an amount equal to six (6) months Base Salary.  Such payment shall be made within fifteen (15) days of the effective date of such termination.

(ii)                                  In the event that Iradimed terminates Executive’s employment hereunder for Cause or Executive resigns without Good Reason, Iradimed shall pay Executive his earned and unpaid Base Salary and his accrued and unused vacation leave as of the last day worked, and approved business expenses and Iradimed shall have no obligation to make any further payments to or to provide any further benefits hereunder to Executive. Such payment shall be made within fifteen (15) days of the effective date of resignation or termination.

(b)              Change of Control Compensation:  Should a Change of Control event as in 8(c) above occur resulting in Executive resigning for reasons as per 8(b) above, Iradimed shall pay Executive the full amount of any earned but unpaid Base Salary through the date of termination, his accrued but unused vacation leave as of the last day worked, his approved business expenses, the full amount of any unpaid cash bonus awarded for any fiscal years prior to the resignation plus an amount equal to his then current annual salary, but in no case less than $200,000.

11.       Noncompetition/Nonsolicitation/Confidentiality.  Executive agrees to execute a Covenant Not to Compete and Confidentiality Agreement simultaneously with the execution of this Agreement.

12.       Ownership of Developments.  All information, data, ideas, customer lists or other material which Executive develops or conceives during his employment, (1) which are along the lines of business, work or investigations of the Company, or (2) which result from or are suggested by any work performed by Executive on behalf of the Company, shall be the exclusive property of the Company, shall be promptly disclosed to the Company, and Executive will promptly execute and deliver all documents and do all other things necessary and proper to make all such information, data, ideas, customer lists or other material the absolute property of the Company. Executive agrees to assist the Company in every proper way to obtain for the Company’s benefit copyrights, patents, or other appropriate legal protection for information, data, ideas, customer lists or other material that become the exclusive property of the Company.

13.       Notices.  Any notice required or desired to be given under this Agreement shall be deemed given if in writing and sent by certified mail to the addresses set forth below.  Notice shall be deemed given immediately if delivered in person or within three (3) days after mailing by certified mail to the following addresses:

John K McCreery	Roger Susi, President
1025 Willa Springs Blvd.	Iradimed Corporation
Winter Springs, FL 32708	1025 Willa Springs Blvd.
Winter Springs, FL 32708

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this paragraph for the giving of notice.

14.       Assignment.  Executive acknowledges that his services are unique and personal and that he therefore may not assign his rights or delegate his duties under this Agreement.  This Agreement shall inure to the benefit of and be binding on Iradimed, its successors and assigns, including, without limitation, any entity which is or may become affiliated with or related to Iradimed.

15.       Waiver.  Failure to insist upon strict compliance with any term or condition of this Agreement shall not be deemed a waiver of such term or condition.  The waiver of a breach of any term or condition of this Agreement by any party shall not be deemed to constitute the waiver of any other breach of the same or any other term of condition.

16.       Entire Agreement.  This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and the parties hereto have made no agreements, representations, or warranties relating to the subject matter of this Agreement that are not set forth herein. No modification of this Agreement shall be valid unless made in writing and signed by the parties hereto.  Section headings are for convenience only, and are neither a part of this Agreement nor a limitation of the scope of the particular sections to which they refer.

17.       Governing Law.  This Agreement shall be construed in accordance with the laws of the State of Florida.

18.       Severability.  The provisions of this Agreement are severable, and if any provision(s) or any part of any provision(s) is held to be illegal, void or invalid under applicable law, such provision(s) may be changed to the extent reasonably necessary to make the provision(s), as so changed, legal, valid and binding, and to reflect the original intentions of the parties as nearly as possible in accordance with applicable law.  This

Agreement shall be construed according to its fair meaning and not strictly for or against either party.

19.       Venue and Jurisdiction.  The parties to this Agreement hereby expressly and irrevocably elect as the sole judicial forum for the adjudication of any matters arising under or in connection with this Agreement, and consent and subject themselves to the jurisdiction of the courts of the State of Florida and/or the United States District Court for the Middle District of Florida, Orlando Division.

20.       Execution in Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.  This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

21.       Attorneys’ Fees and Costs.  In the event of any litigation, including arbitration, between or among the parties arising out of or relating to this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs incurred and reasonable attorneys’ fees, including attorneys’ fees in all investigations, arbitrations, trials, bankruptcies and appeals. If any dispute arising out of or relating to this Agreement is submitted to arbitration, the arbitrator or arbitrators shall have the power and authority to, and the parties herby direct that such arbitrator or arbitrators shall, determine entitlement to attorneys’ fees and costs, and the amount of such attorneys’ fees and costs, to be awarded to the prevailing party. The parties agree and acknowledge that this provision, while it references arbitration, shall not be read to require the parties to submit to arbitration unless they agree to submit to arbitration in a separate, explicit, provision of this Agreement or in a separate written agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

IRADIMED CORPORATION

/s/ Roger Susi
Roger Susi
President

EXECUTIVE

/s/ John K. McCreery
John K McCreery
Executive

Non-Solicitation, Non-Compete and Confidentiality Agreement

This Agreement is made as of the 28th day of March, 2017 (“Effective Date”) in favor of Iradimed Corporation a Delaware corporation, having offices at 1025 Willa Springs Blvd, Winter Springs, Florida 32708 (the “Company”); by John K. McCreery whose principal work address is 1025 Willa Springs Blvd, Winter Springs, Florida 32708 (“Executive”).  In consideration of Executive’s employment or continued employment with the Company and other good and valuable consideration, the sufficiency of which Executive hereby acknowledges, Executive agrees as follows:

1.              Confidentiality.  As a result of employment with Company, Executive has access to confidential material and information belonging to the company including, without limitation, client lists, pricing information, procedure manuals, employee records, client records, sales and marketing techniques, computer programs, the identity of specialized consultants and contractors, and management strategies.  This confidential information was acquired or developed by the Company at considerable expense.  It is therefore, a unique and valuable asset of the Company and its remaining confidential is of extreme importance to Company.  Executive acknowledges that importance of any confidential information made available to or acquired by Executive in the course of employment hereunder to any person, firm, corporation, association or other entity for any reason or purpose.

2.              Non-Solicitation.  If Executive’s employment is terminated for any reason, whether by Executive or by Company, with or without cause, Executive agrees that he will not, for a period of one (1) year after termination of employment, directly or indirectly, for himself or on behalf of any other person or entity, solicit, interfere with, accept business from or otherwise endeavor to entice away from the Company any employee of the Company or its Affiliates.

If Executive’s employment is terminated by Executive other than for Good Reason or Executive is terminated by the Company for cause as defined in Executive’s Employment Agreement, Executive agrees, for a period of one (1) year from the last date of employment with Company not to directly or indirectly, for himself or on behalf of any other person or entity, solicit, interfere with, accept business from or otherwise endeavor to entice away from the Company any Client of the Company.  For purposes of this Agreement, the term “Affiliate” shall mean any company that directly or indirectly controls, is controlled by or is under common control with the Company.  For purposes of this Agreement, the term “Client” shall mean any person or entity that purchased products from or received service of any type from Company during the one (1) year period immediately preceding the last day of Executive’s employment with company and any person or entity that Company has solicited to sell products to or provide service to during the one (1) year period preceding the last day of Executive’s employment with Company.

3.              Non-Competition.  If Executive’s employment is terminated by Executive other than for Good Reason or Executive is terminated by the company for cause as defined in Executive’s Employment Agreement, Executive agrees, for a period of one (1) year from the last date of employment with Company not to engage, directly or indirectly, in the same or substantially the same line of business as Company, not to act as an officer, director, shareholder, employee, consultant, agent, proprietor or independent contractor, or provide any services to any person or entity in the same or substantially the same business as Company, and not to engage in any activity which would have the effect of competing with or tending to direct business away from Company.  The foregoing restrictions shall not be construed to prohibit the ownership by Executive of not more than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), provided that such ownership represents a passive investment and that neither Executive nor any group of persons including Executive in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business (other than exercising his rights as a shareholder), or seeks to do any of the foregoing.

4.              Non-Disparagement.  It is understood that Executive may not always agree with the policies, procedures and practices of Company.  Executive agrees, however, that it is Executive’s duty to support the Company and its actions and, therefore, agrees that during or after the term of this Agreement, Executive will not criticize or make any disparaging remarks about Company, its Affiliates or its or their officers, managers, attorneys or other employees.

5.              Breach and Remedies.  By executing this Agreement, Executive acknowledges that this Agreement is assignable by Company and acknowledges that a breach of this agreement will give rise to irreparable and continuing injury to the Company, and further agrees that the Company or its successors and assigns may obtain injunctive relief against the breach or threatened breach of this Agreement, in addition to any other legal remedies which may be available to it.  If any court refuses to enforce this Agreement or any provision hereof, because it is more extensive (as to time, geographic area, definition of Client or otherwise) than is necessary to protect the business and goodwill of the company, Executive agrees that this Agreement, or the offending provision, shall be modified to the extent necessary to permit the terms hereof to be enforced in any such legal proceeding.  Executive understands that all obligations under this Agreement shall survive termination or expiration of Executive’s employment with Company.

6.  Return of Company Property.  On termination of employment, Executive shall immediately deliver all records, customer lists, notes, data memoranda, and equipment of any nature that are in Executive’s possession or under his control and that are the property of the Company or relate to the employment or to the business of the Company.

Agreed and accepted this 28th day of March, 2017.

EXECUTIVE

/s/ John K McCreery
John K. McCreery